EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on May 26, 2006 pertaining to the 2006 Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Mark A. Varney Non-Qualified Stock Option Agreement Dated January 30, 2006, of Cortex Pharmaceuticals, Inc. of our report dated July 27, 2004, with respect to the financial statements for the years ended June 30, 2004 and 2003 of Cortex Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

San Diego, California

May 22, 2006